 AIS CAPITAL MANAGEMENT LLC

AIS FUTURES MANAGEMENT LLC

(“AIS”)

Personal Investment and Trading Policy,
Statement on Insider Trading
and
Code of Ethics Pursuant to
Rules 204A-1 and 204-2 under the Investment Advisers Act of 1940, as amended
(hereinafter, the “Code”)

2011

I.

DEFINITIONS

A.

Access Person. The term “Access Person” means (i) any Supervised Person who (1) has access to nonpublic information regarding a Client’s purchase or sale of securities; (2) has access to nonpublic information regarding the portfolio holdings of any Reportable Fund; (3) is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic and (ii) all of the directors, officers or partners of AIS. By way of example, Access Persons include portfolio management personnel and service representatives who communicate investment advice to Clients. Administrative, technical, and clerical personnel may also be Access Persons if their functions or duties provide them with access to nonpublic information.

B.

AIS Capital Management LLC. The term “AIS” means AIS Capital Management LLC, a registered investment adviser.

C.

Advisers Act. The term “Advisers Act” means the Investment Advisers Act of 1940, as amended.

D.

Automatic Investment Plan. An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

E.

Beneficial Ownership. You will be considered to have “Beneficial Ownership” in a Security if: (i) you have a Pecuniary Interest in such Security; (ii) you have voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or (iii) you have the power to dispose, or direct the disposition of, such Security. If you have any question about whether an interest in a Security or an account constitutes Beneficial Ownership of that Security, you should contact the Chief Compliance Officer.

F.

Client. The term “Client” means any investment entity or account advised or managed by AIS, including any pooled investment vehicle advised by AIS.

G.

Commission. The term “Commission” means the U.S. Securities and Exchange Commission.

H.

Chief Compliance Officer. The “Chief Compliance Officer” is the Access Person designated by AIS as such, as identified in the Investment Adviser Compliance and Procedures Manual of AIS.

I.

Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

J.

Federal Securities Laws. The term “Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

K.

Fund.  Fund. The term “Fund” means an investment company registered under the Investment Company Act.

L.

Initial Public Offering. The term “Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

M.

Investment Company Act. The term “Investment Company Act” means the Investment Company Act of 1940, as amended.

N.

Limited Offering. The term “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

O.

Non-Reportable Securities. The term “Non-Reportable Securities” means:  (i) direct obligations of the U.S. Government; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization), including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds registered under the Investment Company Act; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

P.

Pecuniary Interest. You will be considered to have a “Pecuniary Interest” in a Security if you, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. The term “Pecuniary Interest” is construed very broadly. The following examples illustrate this principle:  (i) ordinarily, you will be deemed to have a “Pecuniary Interest” in all Securities owned by members of your Immediate Family who share the same household with you; (ii) if you are a general partner of a general or limited partnership, you will be deemed to have a “Pecuniary Interest” in all Securities held by such partnership; (iii) if you are a shareholder of a corporation or similar business entity, you will be deemed to have a “Pecuniary Interest” in all Securities held by the corporation if you are a controlling shareholder or have or share investment control over the corporation’s investment portfolio; (iv) if you have the right to acquire equity Securities through the exercise or conversion of a derivative Security, you will be deemed to have a Pecuniary Interest in such Securities, whether or not your right is presently exercisable; (v) if you are a member-manager of a limited liability company, you will be deemed to have a “Pecuniary Interest” in the Securities held by such limited liability company; and (vi) ordinarily, if you are a trustee or beneficiary of a trust, where either you or members of your Immediate Family have a vested interest in the principal or income of the trust, you will be deemed to have a “Pecuniary Interest” in all Securities held by that trust. For purposes of this Code, the term “Immediate Family” includes a Supervised Person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship. If you have any question about whether an interest in a Security or an account constitutes a Pecuniary Interest, you should contact the Chief Compliance Officer.

Q.

Reportable Fund. The term “Reportable Fund” means any Fund for which AIS serves as investment adviser.

R.

Reportable Security. The term “Reportable Security” includes all Securities other than Non-Reportable Securities.

S.

Securities Act. The term “Securities Act” means the Securities Act of 1933, as amended.

T.

Security. The term “Security” has the same meaning as it has in section 202(a)(18) of the Advisers Act. For purposes of this Code, the following are Securities:

    Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities:

Commodities, futures and options traded on a commodities exchange, including currency futures. However, futures and options on any single stock or narrow based security index are Securities.

You should note that “Security” includes a right to acquire a Security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

U.

Supervised Person. The term “Supervised Person” means (i) any partner, officer, director of AIS, or other person occupying a similar status or performing similar function; (ii) employees of AIS; and (iii) any other persons who provide advice on behalf of AIS and are subject to AIS’s supervision and control.

II.

PERSONAL INVESTMENT AND TRADING POLICY

A.

General Statement

AIS seeks to foster and maintain a reputation for honesty, integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in AIS are highly valued and must be protected. As a result, AIS and its Supervised Persons must not act or behave in any manner or engage in any activity that (1) creates even the suspicion or appearance of the misuse of material, nonpublic information by AIS or any Supervised Person, (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Client or investor. In addition. AIS and its Supervised Persons should be mindful of activity that creates any actual or potential conflict of interest, or even the appearance of a conflict of interest, between any Client or investor, on the one hand, and AIS or any Supervised Person, on the other hand. All Supervised Persons should be familiar with the discussion on conflicts of interest included in both any offering document used by AIS and in AIS’ Form ADV, Part II.

AIS has developed the following policies and procedures relating to personal trading in Securities and the reporting of such personal trading in Securities in order to ensure that each Access Person satisfies the requirements of this Code.

B.

Requirements of this Code

1.

Duty to Comply with Applicable Laws.

All Supervised Persons are required to comply with the Federal Securities Laws, the fiduciary duty owed by AIS to its Clients, and this Code.

2.

Duty to Report Violations.

As a Supervised Person, you are required by law to promptly notify the Chief Compliance Officer in the event you know or have reason to believe that you or any other Supervised Person has violated any provision of this Code. If you know or have reason to believe that the Chief Compliance Officer has violated any provision of this Code, you must promptly notify Brad Stern and are not required to so notify the Chief Compliance Officer.

AIS is committed to fostering a culture of compliance. AIS therefore urges you to contact the Chief Compliance Officer if you believe you have any reason to do so. You will not be penalized and your status at AIS will not be jeopardized by communicating with the Chief Compliance Officer with respect to suspected violations. Reports of violations or a suspected violations also may be submitted anonymously to the Chief Compliance Officer. Any retaliatory action taken against any person who reports a violation or a suspected violation of this Code is itself a violation of this Code and cause for appropriate corrective action, including dismissal.

3.

Duty to Provide Copy of the Code of Ethics and Related Certification.

AIS shall provide all Supervised Persons with a copy of this Code and all subsequent amendments hereto. By law, you must in turn provide written acknowledgement to the Chief Compliance Officer of your initial receipt and review of this Code, your annual review of this Code and your receipt and review of any subsequent amendments to this Code.

C.

Restrictions on Access Persons Trading in Securities

1.

General Statement

No Access Person may engage in a transaction in a Security that is also the subject of a transaction by a Client if such Access Person’s transaction would disadvantage or appear to disadvantage the Client. The following specific restrictions apply to all trading activity by Access Persons:

(a)

Any transaction in a Security in anticipation of an order from or on behalf of a Client (front running) is prohibited.

(b)

Any transaction of a Security included on the Restricted List of issuers maintained by AIS is prohibited.  AIS’s “Restricted List” shall include the name of any company as to which one or more individuals at AIS may have material information which has not been publicly disclosed.

(c)

Any transaction in a Security which the Access Person knows or has reason to believe is being purchased or sold, or is being considered for purchase or sale,1 by or on behalf of a Client is prohibited until the Client’s transaction has been completed or consideration of such transaction is abandoned.

1

A Security is “being considered for purchase or sale” the earlier of when a recommendation to purchase or sell has been made and communicated or the Security is placed on AIS’s research project lists and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(d)

Any same-day transaction in a Security in which any Client has a pending or actual transaction is prohibited.

(e)

Any short selling or option trading that is economically opposite any pending transaction for any Client.

(f)

Any transaction in a Security that would result in an Access Person’s profiting in the purchase and sale or sale and purchase, of the same (or equivalent) Security within 60 calendar days, is prohibited.

2.

The following transactions must be precleared by the Chief Compliance Officer pursuant to Section 4 below:

(a)

Any transaction resulting in an Access Person’s acquisition of Beneficial Ownership of any Securities in an Initial Public Offering.

(b)

Any transaction resulting in an Access Person’s acquisition of Beneficial Ownership of any Securities in a Limited Offering.

(c)

Such other classes of transactions or specific transactions as may be specified from time to time by the Chief Compliance Officer based upon a determination that the transactions may violate Rule 204A-1 under the Advisers Act.

3.

Use of Broker-Dealers and Brokerage Accounts

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly traded Reportable Securities of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer.

4.

Preclearance and Verification Procedures To Implement Trading Restrictions.

The following procedures shall govern all transactions in Securities in which an Access Person has or seeks to obtain Beneficial Ownership of such Securities (“Access Person Accounts”) and which are subject to preclearance by the Chief Compliance Officer.

(a)

Access Person Transactions Subject to Preclearance

As described above, certain Access Person transactions are subject to preclearance and subsequent review by the Chief Compliance Officer. A transaction for an Access Person Account may be disapproved if it is determined by the Chief Compliance Officer that the Access Person is unfairly benefiting from, or that the transaction is in conflict with, or appears to be in conflict with, any “Client Transaction,” any of the above-described trading restrictions, or this Code. Client Transactions include transactions for any Client or any other account managed or advised by any Access Person for a fee.

The determination that an Access Person may unfairly benefit from, or that an Access Person transaction may conflict with or appears to be in conflict with, a Client Transaction will be subjective and individualized, may include questions about the timely and adequate dissemination of information, availability of bids and offers, and other factors deemed pertinent for that transaction or series of transactions. It is possible that a disapproval of a transaction could be costly to an Access Person or members of an Access Person’s family; therefore, each Access Person should take great care to adhere to AIS’s trading restrictions and avoid conflicts of interest or the appearance of conflicts of interest.

Any disapproval of an Access Person transaction shall be in writing. An Access Person may appeal any such disapproval by written notice to the Chief Compliance Officer within two business days after receipt of notice of disapproval. Such appeal shall be resolved promptly by an independent third party.

(b)

Procedures for Preclearance of Transactions Subject to Preclearance

(i)

Transactions through Brokers or Banks. Transactions through brokers or banks are permitted only after the Access Person has: (a) provided written notice to the Chief Compliance Officer prior to opening or placing an initial order in an account with such broker or bank, or, if an account(s) with such broker or bank was established prior to the implementation of this Code, has provided the Chief Compliance Officer with written details about the account(s);  and (b) provided such broker or bank with a written notice of the Access Person’s affiliation with AIS and requested that copies of trade confirmations and statements be sent to the Chief Compliance Officer. The form of such written notice is attached as Appendix IV hereto. A copy of such written notice and request should also be provided to the Chief Compliance Officer. See Section III, “Reporting,” for more information on the reporting requirements that apply to Access Persons.

After an Access Person has obtained clearance to execute transactions through a broker or bank, the Access Person must submit an Access Person Trade Preclearance Form (a copy of which is attached as Appendix V hereto) to the Chief Compliance Officer prior to executing a transaction which is subject to preclearance. The Chief Compliance Officer will notify an Access Person within two business days of any conflict and will advise whether the Access Person’s transaction has been cleared.

(ii)

Other Transactions. Access Person transactions in Securities (e.g., participation in a privately-negotiated transaction), that are subject to preclearance, but are not executed through a broker-dealer, must also be cleared in writing by the Chief Compliance Officer prior to the Access Person entering into the transaction by means of an Access Person Trade Preclearance Form. The Chief Compliance Officer will notify an Access Person within five business days of any conflict and will advise whether the Access Person’s transaction has been cleared.

III.

REPORTING

A.

Reports About Securities Holdings and Transactions

Access Persons must submit to the Chief Compliance Officer periodic written reports about their securities holdings, transactions, and accounts (and the Securities of other persons if the Access Person has Beneficial Ownership of such Securities and the accounts of other persons if the Access Person has direct or indirect influence or control over such accounts). The obligation to submit these reports and the content of these reports are governed by the Federal Securities Laws. The reports are intended to identify conflicts of interest that could arise when an Access Person invests in a Security or holds accounts that permit these investments, and to promote compliance with this Code. AIS is sensitive to privacy concerns, and will try not to disclose your reports to anyone unnecessarily. Report forms are attached.

Failure to file a timely, accurate, and complete report is a serious breach of Commission rules and this Code. If an Access Person is late in filing a report, or files a report that is misleading or incomplete, such Access Person may face sanctions including identification by name to the Chief Compliance Officer, withholding of bonuses, or termination of employment.

1.

Initial Holdings Report:  Within ten days after you become an Access Person, you must submit to AIS a holdings report that includes the information requested in the form attached as Appendix II hereto, based on information that is current as of a date not more than 45 days prior to the date you become an Access Person. As is noted on Appendix II,  you may provide the required information about your security holdings by referring to attached copies of broker transaction confirmations or account statements that contain the information. You must also provide an executed statement (and a letter or other evidence) pursuant to which you have instructed each broker, dealer, bank, or other institution to provide duplicate account statements and confirmations of all Securities transactions to AIS, unless AIS indicates that the information is otherwise available to it.

2.

Quarterly Transaction Report:  Within 30 days after the end of each calendar quarter an Access Person must submit to the Chief Compliance Officer a transaction report that contains the information set forth on the form attached as Appendix III hereto. You need not submit this report if it would duplicate information contained in trade confirmations or account statements already received by the Chief Compliance Officer, provided that those trade confirmations or statements are received not later than 30 days after the close of the calendar quarter in which the transaction takes place.

3.

Annual Holdings Report:  You must, no later than February 14 of each year, submit to the Chief Compliance Officer a report  that is current as of a date no earlier than December 31 of the preceding calendar year (the “Annual Report Date”) and that contains the information requested by the form attached as Appendix II hereto. You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain the information, or by referring to statements or confirmations known to have been received by AIS.

Exception to requirement to list transactions or holdings:  You are not required to submit holdings or transactions reports for any account over which you had no direct or indirect influence or control or transactions reports with respect to transactions effected pursuant to an Automatic Investment Plan, unless requested by AIS. You must still identify the existence of the account in your list of accounts. Transactions that override pre-set schedules or allocations of an automatic investment plan, however, must be included in a quarterly transaction report.

Please ask the Chief Compliance Officer if you have questions about the above-described holding and transaction reporting requirements.

B.

Review of Reports and Other Documents

The Chief Compliance Officer will promptly review each report submitted by Access Persons, and each account statement or confirmation from institutions that maintain their accounts. To ensure adequate scrutiny, documents concerning the Chief Compliance Office will be reviewed by Brad Stern.

IV.

STATEMENT ON INSIDER TRADING

A.

Background

Insider trading -- trading Securities while in possession of material, nonpublic information or improperly communicating such information to others -- may expose a person to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years’ imprisonment. The Commission may recover the profits gained, or losses avoided, through insider trading, obtain a penalty of up to three times the illicit windfall, and/or issue an order permanently barring any person engaging in insider trading from the securities industry. In addition, investors may sue seeking to recover damages for insider trading violations.

Regardless of whether a federal inquiry occurs, AIS views seriously any violation of the Statement on Insider Trading (the “Statement”).  Any such violation constitutes grounds for disciplinary sanctions, including dismissal and/or referral to civil or governmental authorities for possible civil or criminal prosecution.

The law of insider trading is complex; a Supervised Person legitimately may be uncertain about the application of the Statement in a particular circumstance. A question could forestall disciplinary action or complex legal problems. Supervised Persons should direct any questions relating to the Statement to the Chief Compliance Officer. A Supervised Person must also notify the Chief Compliance Officer immediately if he or she knows or has reason to believe that a violation of the Statement has occurred or is about to occur.

B.

Statement of Firm Policy

1.

Buying or selling Securities on the basis of material nonpublic information is prohibited. This would include purchasing or selling (i) for a Supervised Person’s own account or one in which the Supervised Person has direct or indirect influence or control, (ii) for a Client’s account, or (iii) for AIS’s inventory account. If any Supervised Person is uncertain as to whether information is “material” or “nonpublic,” such person should consult the Chief Compliance Officer.

2.

Disclosing material, nonpublic information to inappropriate personnel, whether or not for consideration (i.e., tipping) is prohibited. Material, nonpublic information must be disseminated on a  “need to know basis” only to appropriate personnel. This would include any confidential discussions between the issuer and personnel of AIS. The Chief Compliance Officer should be consulted should a question arise as to who is privy to material, nonpublic information.

3.

Assisting anyone transacting business on the basis of material, nonpublic information through a third party is prohibited.

4.

The following summarizes principles important to this Statement:

(a)

What is “Material” Information?

Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company’s Securities. No simple “bright line” test exists to determine whether information is material; assessments of materiality involve highly fact-specific inquiries. Supervised Persons should direct any questions regarding the materiality of information to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information may also relate to the market for a Security. Information about a significant order to purchase or sell Securities, in some contexts, may be deemed material; similarly, prepublication information regarding reports in the financial press may also be deemed material.

(b)

What is “Nonpublic” Information?

Information is “nonpublic” until it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Commission or some other government agency, or available to the Dow Jones “tape” or The Wall Street Journal or some other general circulation publication, and after sufficient time has passed so that the information has been disseminated widely.

5.

Identifying Insider Information

Before executing any trade for oneself or others, including Clients, a Supervised Person must determine whether he or she has access to material, nonpublic information. If a Supervised Person believes he or she might have access to material, nonpublic information, he or she should take the following steps:

(a)

Immediately alert the Chief Compliance Officer, so that the applicable Security is placed on the Restricted List.

(b)

Do not purchase or sell the Securities on his or her behalf or for others, including Clients.

(c)

Do not communicate the information inside or outside of AIS, other than to the Chief Compliance Officer.

The Chief Compliance Officer will review the issue, determine whether the information is material and nonpublic, and, if so, what action AIS should take.

6.

Contacts With Public Companies; Tender Offers

Contacts with public companies may represent part of AIS’s research efforts and AIS may make investment decisions on the basis of its conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues may arise, however, when a Supervised Person, in the course of these contacts, becomes aware of material, nonpublic information. For example, a company’s chief financial officer could prematurely disclose quarterly results, or an investor relations representative could make a selective disclosure of adverse news to certain investors. In such situations, AIS must make a judgment about its further conduct. To protect oneself, Clients, and AIS itself, a Supervised Person should immediately contact the Chief Compliance Officer if he or she believes he or she may have received material, nonpublic information.

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary movement in the price of the target company’s Securities. Second, the Commission has adopted a rule expressly forbidding trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the company making the tender offer, the target company, or anyone acting on behalf of either. Supervised Persons must exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

C.

Procedures To Implement Statement

1.

Responsibilities of Supervised Persons

(a)

All Supervised Persons must make a diligent effort to ensure that a violation of the Statement does not either intentionally or inadvertently occur. In this regard, all Supervised Persons are responsible for:

(i)

Reading, understanding and consenting to comply with the insider trading policies contained in this Statement. (Supervised Persons will be required to sign an acknowledgment that they have read and understood their responsibilities under the Code);

(ii)

Ensuring that no trading occurs for their account, for any account over which they have direct or indirect influence or control, for any Client’s account, or in Securities for which they have material, nonpublic information;

(iii)

Not disclosing insider information obtained from any source whatsoever to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination and/or referral to civil or governmental authorities for possible civil or criminal prosecution;

(iv)

Consulting the Chief Compliance Officer when questions arise regarding insider trading or when potential violations of the Statement are suspected;

(v)

Advising the Chief Compliance Officer of all outside activities, directorships, or major ownership (over 5%) in a public company. No Supervised Person may engage in any outside activities as employee, proprietor, partner, consultant, trustee officer or director without prior written consent of the Chief Compliance Officer; and

(vi)

Being aware of, and monitoring, any Clients who are shareholders, directors, and/or senior officers of public companies. Any unusual activity including a purchase or sale of restricted stock must be brought to the attention of the Chief Compliance Officer.

2.

Security

In order to prevent accidental dissemination of material nonpublic information, personnel must adhere to the following guidelines.

(a)

Inform management when unauthorized personnel enter the premises.

(b)

Refrain from discussing sensitive information in public areas.

(c)

Refrain from leaving confidential information on message devices.

(d)

Maintain control of sensitive documents including handouts and copies intended for internal dissemination only.

(e)

Ensure that faxes and e-mail messages containing sensitive information are properly sent.

(f)

Do not allow passwords to be given to unauthorized personnel.

V.

COMPLIANCE

A.

Certificate of Receipt

You are required to acknowledge receipt of your copy of this Code and that you have read and understood this Code. A form for this purpose is attached to this Code as Appendix I.

B.

Annual Certificate of Compliance

You are required to certify upon your becoming a Supervised Person or the effective date of this Code, whichever occurs later, and annually thereafter, that you have read and understand this Code and recognize that you are subject to this Code. Each annual certificate will also state that you have complied with all of the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings and transactions as required hereunder during the prior year. A form for this purpose is attached to this Code as Appendix VI.

C.

Remedial Actions

If you violate this Code (including filing a late, inaccurate or incomplete holdings or transaction report), you shall be subject to remedial actions, which may include, but are not limited to, any one or more of the following:  (1) a warning; (2) disgorgement of profits; (3) demotion; (4) withholding of  bonus; (5) suspension of employment (with or without pay); (6) termination of employment; or (7) referral to civil or governmental authorities for possible civil or criminal prosecution.

VI.

RETENTION OF RECORDS

The Chief Compliance Officer will maintain, for a period of five years unless specified in further detail below, the records listed below. The records will be maintained at AIS’s s principal place of business in an easily accessible, but secured, place.

A.

A record of the names of persons who are currently, or within the past five years were, Access Persons of AIS, subject to this Code during that period.

B.

The Annual Certificate of Compliance signed by all persons subject to this Code acknowledging receipt of copies of such Code and acknowledging they are subject to it and will comply with its terms. All Annual Certificates of each Supervised Person must be kept for five years after the individual ceases to be a Supervised Person.

C.

A copy of each Code that has been in effect at any time during the five-year period.

D.

A copy of each report made by an Access Person pursuant to this Code, including any broker trade confirmations or account statements that were submitted in lieu of such persons’ quarterly transaction reports.

E.

A record of all known violations of the Code and of any actions taken as a result thereof, regardless of when such violations were committed.

F.

A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted.

G.

A record of all reports made by the Chief Compliance Officer related to this Code.

VII.

NOTICES.

For purposes of this Code, all notices, reports, requests for clearance, questions, contacts, or other communications to the Chief Compliance Officer shall be considered delivered if given to the Chief Compliance Officer.

VIII.

REVIEW.

This Code shall be reviewed by the Chief Compliance Officer on an annual basis to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to AIS or Supervised Persons. Supervised Persons are encouraged to contact the Chief Compliance Officer with any comments, questions or suggestions regarding implementation or improvement of the Code.

Appendix I

AIS CAPITAL MANAGEMENT LLC

AIS FUTURES MANAGEMENT LLC

(“AIS”)
ACKNOWLEDGMENT AND CERTIFICATION

PERSONAL INVESTMENT AND TRADING POLICY
STATEMENT ON INSIDER TRADING AND CODE OF ETHICS

I hereby certify to AIS that

(1)

I have received and reviewed AIS’s Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Code”);

(2)

To the extent I had questions regarding any policy or procedure contained in the Code, I received satisfactory answers to those questions from appropriate AIS personnel;

(3)

I fully understand the policies and procedures contained in the Code;

(4)

I understand and acknowledge that I am subject to the Code;

(5)

I will comply with the policies and procedures contained in the Code at all times during my association with AIS, and agree that this Code will continue to apply to me subsequent to the termination of my association with AIS in connection with:  (1) transactions in Securities (as defined in the Code) with respect to which I possess material, nonpublic information that I obtained while I was associated with AIS and (2) transactions in Securities initiated, but not completed, prior to the termination of my association with AIS; and

(6)

I understand and acknowledge that if I violate any provision of the Code,  I will be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) disgorgement of profits; (c) demotion; (d) withholding of  bonus; (e) suspension of employment (with or without pay); (f) termination of employment; or (g) referral to civil or governmental authorities for possible civil or criminal prosecution.1

Date:	Signature
Print Name

Appendix II

AIS CAPITAL MANAGEMENT LLC

AIS FUTURES MANAGEMENT LLC

(“AIS”)

INITIAL AND ANNUAL REPORT OF
ACCESS PERSON’S PERSONAL SECURITIES HOLDINGS

In accordance with the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Code”), please provide the name of any broker, dealer or bank with whom you maintain an account over which you have influence or control and in which any Reportable Securities are held for which you have Beneficial Ownership and a list of such Securities. This includes not only Securities held by brokers, but also Securities held at home, in safe deposit boxes, or by an issuer. As described below, please also provide a list of all non-Client accounts for which you make investment decisions.

(1)	Name of employee:	_____________________
(2)	If different than #1, name of the person in whose name the account is held:	_____________________
(3)	Relationship of (2) to (1):	_____________________
(4)	Broker(s) at which Account is Maintained	_____________________ _____________________ _____________________ _____________________
(5)	Account Number(s):	_____________________ _____________________ _____________________ _____________________
(6)	Telephone number(s) of Broker:	_____________________ _____________________ _____________________ _____________________
(7)

For each account, attach your most recent account statement listing Securities in that account. This information must be current as of a date no more than 45 days before this report is submitted. If you own Securities that are not listed in an attached account statement, list them below:

	Name of Security*	Symbol	Quantity	Value
1.
2.
3.
4.
5.

*Including principal amount, if applicable.

(Attached separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the Securities of which I have Beneficial Ownership as defined in the Code.

I also certify that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer of AIS for every brokerage account listed above that trades in Securities.

Signature
Print Name
Date:

Appendix III

AIS CAPITAL MANAGEMENT LLC

AIS FUTURES MANAGEMENT LLC

(“AIS”)

 QUARTERLY BROKERAGE ACCOUNT
AND NON-BROKER TRANSACTION REPORT

You, as an Access Person, must cause each broker-dealer that maintains an account over which you have influence or control and holds Securities for which you have Beneficial Ownership, to provide to the Chief Compliance Officer, on a timely basis, duplicate copies of confirmations of all transactions in the account and duplicate statements for the account and you must report to the Chief Compliance Officer, within 30 days of the end of each calendar quarter, all transactions effected without the use of a registered broker-dealer in Securities (other than transactions in Non-Reportable Securities).

I have requested that you receive duplicate statements and confirms on my behalf from the following brokers:

Name	Broker	Account Number	Date	Date Account Opened
______________	______________	______________	______________	______________
______________	______________	______________	______________	______________
______________	______________	______________	______________	______________

The following are Securities transactions that have not been reported and/or executed through a broker-dealer (i.e., direct purchase of a Limited Offering) during the previous calendar quarter.

Date	Buy/Sell	Security Name	Amount	Price	Broker/Issuer
________	_______	______________________	_______	_______	_______________
________	_______	______________________	_______	_______	_______________
________	_______	______________________	_______	_______	_______________

By signing this document, I am certifying that I have caused duplicate confirms and duplicate statements to be sent to the Chief Compliance Officer of AIS for every brokerage account that trades in Securities (as defined in the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics).

Date

                  Signature

1.

Transactions required to be reported. You should report every transaction in which you acquired or disposed of any Security in which you had a Pecuniary Interest during the calendar quarter. The term “beneficial ownership” is the subject of a long history of opinions and releases issued by the Securities and Exchange Commission and generally means that you would receive the benefits of owning a Security. The term includes, but is not limited to the following cases and any other examples in the Code:

(A)

Where the Security is held for your benefit by others (brokers, custodians, banks and pledgees);

(B)

Where the Security is held for the benefit of members of your Immediate Family sharing the same household;

(C)

Where Securities are held by a corporation, partnership, limited liability company, investment club or other entity in which you have an equity interest if you are a controlling equityholder or you have or share investment control over the Securities held by the entity;

(D)

Where Securities are held in a trust for which you are a trustee and under which either you or any member of your Immediate Family have a vested interest in the principal or income; and

(E)

Where Securities are held in a trust for which you are the settlor, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

Notwithstanding the foregoing, the following transactions are not required to be reported:

(A)

Transactions in Securities which are direct obligations of the United States;

(B)

Transactions effected in any account over which you have no direct or indirect influence or control; or

(C)

Shares of registered open-end investment companies.

2.

Security Name. State the name of the issuer and the class of the Security (e.g., common stock, preferred stock or designated issue of debt securities) including the interest rate, principal amount and maturity date, if applicable. In the case of the acquisition or disposition of a futures contract, put, call option or other right (hereinafter referred to as “options”), state the title of the Security subject to the option and the expiration date of the option.

3.

Future Transactions. Please remember that duplicates of all Confirmations, Purchase and Sale Reports, and quarter-end Statements must be sent to AIS by your broker. Please double check to be sure this occurs if you report a future transaction.

4.

Transaction Date. In the case of a market transaction, state the trade date (not the settlement date).

5.

Nature of Transaction (Buy or Sale). State the character of the transaction (e.g., purchase or sale of Security, purchase or sale of option, or exercise of option).

6.

Amount of Security Involved (No. of Shares). State the number of shares of stock, the face amount of debt Securities or other units of other Securities. For options, state the amount of Securities subject to the option. If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire amount of Securities involved in the transaction. In such cases, you may also indicate, if you wish, the extent of your interest in the transaction.

7.

Purchase or Sale Price. State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution. In the case of an option, state the price at which it is currently exercisable. No price need be reported for transactions not involving cash.

8.

Broker, Dealer or Bank Effecting Transaction. State the name of the broker, dealer or bank with or through whom the transaction was effected.

9.

Signature. Sign the form in the space provided.

10.

Filing of Report. This report should be filed NO LATER THAN 30 CALENDAR DAYS following the end of each calendar quarter.

Appendix IV

AIS CAPITAL MANAGEMENT LLC

AIS FUTURES MANAGEMENT LLC

(“AIS”)

LETTER OF DIRECTION

[Name of broker, bank, dealer or other institution]

[Address of broker, bank, dealer or other institution]

Re:

Notification of Account Approval

Dear Ladies and Gentleman:

We are providing this letter to you at the request of  _____________________________, (the “Employee”), who is employed by or otherwise associated with AIS and who holds the account(s) listed below with your firm.  Please accept this letter as confirmation that we are aware of and have authorized the Employee to maintain such account(s).

Account Name	Account Number

By his or her signature below, Employee hereby requests that you forward duplicate monthly account statements and trade confirmations relating to the account(s) listed above to the following address:

AIS CAPITAL & FUTURES MANAGEMENT LLC

Attention: Bradley C. Stern

187 Danbury Road, Suite 201

Wilton, Connecticut  06897

Signature of Employee: _____________________________________________________________________

Please direct any questions or comments you may have to my attention. I can be reached at (203) 563-1180. Thank you for your cooperation.

Sincerely yours,

Appendix V

ACCESS PERSON TRADE PRECLEARANCE FORM
PLEASE USE A SEPARATE FORM FOR EACH SECURITY

Name of Employee (please print)

Department Supervisor Telephone

Broker Account Number Telephone

[_] Buy [_] Sell Ticker Symbol

Quantity Issue (Full Security Description)

Source of Idea (please explain where you learned of the Trade Opportunity):
IPO	Private Placement

[_] Yes [_] No	[_] Yes [_] No

Approvals

This area reserved for Chief Compliance Officer use only

Trade Has Been Date Approved

[ ] Approved [ ] Not Approved

Legal / Compliance (if required)

Approvals are valid until the close of business on the day approval has been granted. Accordingly, GTC (good till canceled) orders are prohibited. If a trade is not executed by the close of business, resubmitting a new preclearance form is required. It is each employee’s responsibility to comply with all provisions of the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Code”). Obtaining preclearance satisfies the preclearance requirements of the Code, and does not imply compliance with the Code’s other provisions.

Preclearance procedures apply to all Access Persons and their Immediate Family (as defined by the Code) including:  a) all accounts in the name of the Access Person or the Access Person’s spouse or minor children; b) all accounts in which any of such persons have a beneficial interest; and c) all other accounts over which any such person exercises any investment discretion. Please see the Code for the complete definition of Immediate Family.

By signing below the employee certifies the following:  The employee agrees that the above order is in compliance with the Code and is not based on knowledge that the Security is being considered for purchase or sale in one or more specific Client accounts, or knowledge of a change or pendency of a change of an investment management recommendation. The employee also acknowledges that he or she is not in possession of material, inside information pertaining to the Security or issuer of the Security.

Employee Signature	Date

PLEASE SEND A COPY OF THIS COMPLETED FORM TO THE CHIEF COMPLIANCE OFFICER FOR ALL EXECUTED TRADES.

Appendix VI

AIS CAPITAL MANAGEMENT LLC

AIS FUTURES MANAGEMENT LLC

(“AIS”)

ANNUAL CERTIFICATION OF COMPLIANCE

I hereby certify that I have complied with all of the requirements of the Personal Investment and Trading Policy, Statement on Insider Trading and Code of Ethics (the “Code”), for the year ended December 31, 20__. Pursuant to the Code, if I am an Access Person, I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported thereunder, and complied in all other respects with the requirements of the Code, except as follows (if no exceptions apply, please initial here ________; if exceptions apply, please describe below. I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Code has occurred.

Date:	Signature
Print Name